Exhibit 99.2

                                    FORM 11-K

(Mark One)
  [X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
       SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended          December 31, 2003
                          -----------------------------------------------------
                                              OR
  [ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
       SECURITIES EXCHANGE ACT OF 1934

For the transition period from                           to
                               -------------------------   --------------------
Commission file number             1-10254
                      ---------------------------------------------------------









            TOTAL SYSTEM SERVICES, INC. DIRECTOR STOCK PURCHASE PLAN



                           TOTAL SYSTEM SERVICES, INC.
                                1200 FIRST AVENUE
                             COLUMBUS, GEORGIA 31901
                                 (706) 649-2204









                           TOTAL SYSTEM SERVICES, INC.
                          DIRECTOR STOCK PURCHASE PLAN

                              Financial Statements

                        December 31, 2003, 2002, and 2001

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Plan Administrator
Total System Services, Inc. Director
   Stock Purchase Plan:


We have audited the accompanying statements of financial condition of the Total System Services, Inc. Director Stock Purchase Plan as of December 31, 2003 and 2002, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts, and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Total System Services, Inc. Director Stock Purchase Plan as of December 31, 2003 and 2002, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.




/s/KPMG LLP



March 12, 2004
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                           TOTAL SYSTEM SERVICES, INC.
                          DIRECTOR STOCK PURCHASE PLAN

                        Statements of Financial Condition

                           December 31, 2003 and 2002

                                    Assets                                                2003                  2002
                                                                                   -------------------   -------------------
Common stock of Total System Services, Inc. at market value -
     181,445 shares (cost $2,044,510) in 2003 and 160,378 shares
     (cost $1,622,077) in 2002 (note 2)                                            $     5,648,387             2,165,105
Dividends receivable                                                                         3,629                 2,806
                                                                                   -------------------   -------------------
                                                                                   $     5,652,016             2,167,911
                                                                                   ===================   ===================
                                   Plan Equity

Plan equity (17 and 16 participants at December 31, 2003 and
     2002, respectively)                                                           $     5,652,016             2,167,911
                                                                                   ===================   ===================

See accompanying notes to financial statements.

                           TOTAL SYSTEM SERVICES, INC.
                          DIRECTOR STOCK PURCHASE PLAN

               Statements of Operations and Changes in Plan Equity

                  Years ended December 31, 2003, 2002, and 2001

                                                                    2003                  2002                  2001
                                                              ------------------    ------------------    ------------------
Dividend income                                            $          13,756                10,606                 8,134
Realized gain on distributions to participants
     (notes 2 and 4)                                                     --                 81,191               394,021
Unrealized appreciation (depreciation) in
     common stock of Total System Services,
     Inc. (note 3)                                                 3,060,849            (1,243,550)             (585,276)
Contributions (notes 1 and 2):
     Participants                                                    273,000               304,000               344,000
     Total System Services, Inc.                                     136,500               152,000               172,000
                                                              ------------------    ------------------    ------------------
                 Increase (decrease) in Plan
                    equity before withdrawals                      3,484,105              (695,753)              332,879
Withdrawals by participants:
     Common stock of Total System Services, Inc.
        at market value (0 shares in 2003, 8,752
        shares in 2002, 22,472 shares in 2001) -
        (notes 2 and 4)                                                  --               (165,037)             (539,328)
                                                              ------------------    ------------------    ------------------
                 Increase (decrease) in Plan
                    equity for the year                            3,484,105              (860,790)             (206,449)
Plan equity at beginning of year                                   2,167,911             3,028,701             3,235,150
                                                              ------------------    ------------------    ------------------
Plan equity at end of year                                 $       5,652,016             2,167,911             3,028,701
                                                              ==================    ==================    ==================

See accompanying notes to financial statements.

                           TOTAL SYSTEM SERVICES, INC.
                          DIRECTOR STOCK PURCHASE PLAN

                          Notes to Financial Statements

                        December 31, 2003, 2002, and 2001




(1)    Description of the Plan

       The Total System Services, Inc. Director Stock Purchase Plan (Plan) was implemented as of October 15, 1987. The Plan is designed to enable participating Total System Services, Inc. (TSYS) directors to purchase shares of common stock of TSYS at prevailing market prices from contributions made by them and TSYS.

       TSYS serves as the plan administrator. Prior to August 1, 2002, the Plan agent was State Street Bank and Trust Company. Effective August 1, 2002, the Plan agent is Mellon Investor Services, LLC, hereafter referred to as "Agent."

       Any person who currently serves or in the future is elected to serve as a member, advisory member, or emeritus member of the board of directors of TSYS is eligible to participate in the Plan. Prior to February 24, 2000, cash contributions by a participant could not exceed $1,000 per calendar quarter. Effective February 24, 2000, cash contributions by participants cannot exceed $5,000 per calendar quarter. Contributions to the Plan are to be made by TSYS in an amount equal to one-half of each participant's contribution. Participants are immediately vested in their contributions and TSYS' matching contributions.

       The Plan provides, among other things, that all expenses of the Plan and its administration shall be paid by TSYS with the exception of brokers' fees, commissions, postage, and transaction costs which are included in the cost of each participant's investment in common stock of TSYS.

       The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of TSYS or in a lump-sum cash distribution.

       TSYS expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant's right to the benefit of contributions made by him or TSYS prior to the date of such amendment or termination.

(2)    Summary of Accounting Policies

       The investment in common stock of TSYS is stated at market value. The 2003 and 2002 market values are based on the closing price at year-end. The December 31, 2003 and 2002 market values were $31.13 and $13.50 per share, respectively.

       The realized gain on distributions to participants is determined by computing the difference between the average cost per share of common stock and the market value per share at the date of distribution to the participants.

       Contributions by TSYS and participating directors, as well as withdrawals, are accounted for on the accrual basis.

       Dividend income is accrued on the record date.

                                        4                           (Continued)

                           TOTAL SYSTEM SERVICES, INC.
                          DIRECTOR STOCK PURCHASE PLAN

                          Notes to Financial Statements

                        December 31, 2003, 2002, and 2001




       The Plan's investments include common stock of TSYS which is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan's financial statements.

       The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by TSYS. Cash dividends paid on common stock of TSYS purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the common stock of TSYS purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

       Management of the Plan believes that the carrying amount of receivables is a reasonable approximation of the fair value due to the short-term nature of these instruments.

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(3)    Unrealized Appreciation (Depreciation) in Common Stock of TSYS

       Changes in unrealized appreciation (depreciation) in common stock of TSYS are as follows:

                                                        2003          2002            2001
                                                    -----------   -------------    ------------
       Unrealized appreciation at end of year       $ 3,603,877        543,028       1,786,578
       Unrealized appreciation at beginning of
          year                                          543,028      1,786,578       2,371,854

                Unrealized appreciation
                    (depreciation) for the year     $ 3,060,849     (1,243,550)       (585,276)
                                                    ===========   =============    ============


                                     5                           (Continued)

                           TOTAL SYSTEM SERVICES, INC.
                          DIRECTOR STOCK PURCHASE PLAN

                          Notes to Financial Statements

                        December 31, 2003, 2002, and 2001





(4)    Realized Gain on Withdrawal Distributions to Participants

       The gain realized on withdrawal distributions to participants is summarized as follows:

                                                        2003          2002             2001
                                                    -----------   -------------    ------------
       Market value at dates of distribution or
         redemption of common stock of TSYS         $       ---        165,037         539,328
           Less cost (computed on an average
             cost basis) of shares of common
             stock of TSYS distributed or
             redeemed                                       ---         83,846         145,307
                                                    -----------   ------------     ------------
                    Total realized gain             $       ---         81,191         394,021
                                                    ===========   =============    ============



                                     6
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